Exhibit 10.3
LANCASTER COLONY CORPORATION
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (this “Agreement”) is entered into as of [___________], 20[__] (the “Effective Date”), by and between Lancaster Colony Corporation, an Ohio corporation (together with its subsidiaries, the “Company”), and [___________] (the “Executive”).
RECITALS
WHEREAS, the Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;
WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain severance benefits for certain executives;
WHEREAS, the Company desires to provide additional inducement for the Executive to remain in the employ of the Company; and
WHEREAS, the Compensation Committee of the Board has authorized the Company to enter into this Agreement.
AGREEMENTS
NOW, THEREFORE, for good and valuable consideration, including the mutual covenants set forth herein, the parties hereto agree to the following:
1.    Definitions. The following terms shall have the following meanings for purposes of this Agreement:
a.“Affiliate” means any entity controlled by, controlling or under common control with, a person or entity.
b.Annual Pay” means the sum of (1) an amount equal to the annual base salary payable to the Executive by the Company at the time of termination of his or her employment plus (2) an amount equal to the targeted bonus established for the Executive for the Company’s fiscal year in which the Executive’s termination of employment occurs, in each case without giving effect to any reduction occurring after a Change in Control.
c.“Board” means the board of directors of the Company.
d.“Cause” means the Executive’s (1) willful and intentional material breach of this Agreement, (2) willful and intentional misconduct or gross negligence in the performance of, or willful neglect of, the Executive’s duties, which has caused or is reasonably expected to cause material injury (monetary or otherwise) to the Company, (3) material breach of the Company’s Code of Ethics, or (4) conviction of, or plea of nolo contendere to, a felony; provided, however, that no act or omission shall constitute “Cause” for purposes of this Agreement unless the Board, the Chairman of the Board or the Lead Independent Director provides to the Executive (A) written notice clearly and fully describing the particular acts or omissions which the Board, the Chairman of the Board or the Lead Independent Director reasonably believes in good faith constitutes “Cause” and (B) an opportunity, within thirty (30) days following his or her receipt of such notice, to meet in person with the Board, the Chairman of the Board or the Lead Independent Director to explain or defend the alleged acts or omissions relied upon by the Board. To the extent practicable, Executive shall cure such acts or omissions within a reasonable time after the meeting.
e.“Change in Control” means the first occurrence of any of the following events after the Effective Date:
i.any person, entity or “group” (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Act”)), other than the Company, a wholly-owned subsidiary of the Company, any employee benefit plan of the Company or any wholly-owned subsidiary of the Company, or any person, group or entity controlled by or under common control with John B. Gerlach Jr., becomes a “beneficial owner” (as defined in

Rule 13d-3 under the Act), of 30% or more of the combined voting power of the Company’s then outstanding voting securities;
ii.the persons who, as of the Effective Date, are serving as the members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any director elected to the Board, or nominated for election, by at least two-thirds of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this clause (ii);
iii.the Company consummates a merger or consolidation with any other corporation, and as a result (1) persons who were shareholders of the Company immediately prior to such merger or consolidation ("Incumbent Shareholders") do not, immediately thereafter, own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the merger or consolidation, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors or one Incumbent Shareholder immediately thereafter, owns, directly or indirectly more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors, of (x) the Company or the surviving entity or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entity described in subclause (x), and (2), within the twelve-month period after such consummation of the merger or consolidation, the members of the Board as of the consummation of such merger or consolidation cease to constitute a majority of the board of directors of the Company or the surviving entity (or the entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the Company or such surviving entity); or
iv.the shareholders of the Company approve and the Company consummates a sale, transfer or other disposition of all or substantially all of the assets of the Company and, immediately after such sale, transfer or disposition, the persons who were shareholders of the Company immediately prior to such sale, transfer or disposition do not own, directly or indirectly and in substantially the same proportions as their ownership of the stock of the Company immediately prior to the sale, transfer or disposition, more than 50% of the combined voting power of the voting securities entitled to vote generally in the election of directors of (x) the entity or entities to which such assets are sold or transferred or (y) an entity that, directly or indirectly, owns more than 50% of the combined voting power entitled to vote generally in the election of directors of the entities described in subclause (x).
f. “Code” means the Internal Revenue Code of 1986, as amended.
g. “Confidential Information” means (1) information provided to the Company by Third Party Confidants and designated as confidential information pursuant to agreements with those third parties as well as information, not generally known in the industry in which Company is or may be engaged, disclosed to Executive, or known by Executive, as a consequence of or through his or her employment by Company or its predecessors, about Company’s costs, pricing, marketing, ideas, problems, developments, research records, technical data, processes, products, plans for products or service improvement and development, business and strategic plans, financial information, forecasts, customer records and any other information which derives independent economic value, actual or potential, from not being generally known in the industry, and all other information of a trade secret or confidential nature, and (2) any writing of any kind, obtained by Executive as a consequence of or through his or her employment by Company or its predecessors, containing any Confidential Information, and shall include, without limiting the generality of the foregoing, customer lists, price lists, financial data, operating instructions, forms and manuals, procedural instructions, information on computer disks, computer networks, the Company’s cloud storage, or computer print-outs, computer programs, any physical property of Company or any of its sources with which insurance is placed, policyholders, expiration or renewal dates, inspection or credit reports and data on insurance risks being written, catalogs, records, drawings, blueprints, notes, notebooks, and all other materials of a trade secret or confidential nature.
h. “Disability” means that the Executive, by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months: (1) is unable, with or without reasonable accommodation as required by law, to substantially perform the essential functions of his or her job; or (2) has received income replacement benefits for a period of at least three months under an accident and health plan covering employees of the Company. If at any time a physician appointed by the Company makes a determination with respect to the Executive’s disability, that determination shall be final, conclusive, and binding upon the Company and the Executive. The Executive agrees to submit to and cooperate with any medical examinations necessary in connection with a Disability determination.
i.“Good Reason” means any of the following events occurring, without the Executive’s prior written consent specifically referring to this Agreement:
a.(1) any material reduction in the amount of the Executive’s Annual Pay or (2) any material reduction in the amount of Executive’s other incentive compensation opportunities in the aggregate provided such reduction results in a material reduction in the Executive's total compensation;
b.any material adverse change in the nature or status of the Executive’s authority, duties or responsibilities; or
c.relocation of the Executive’s principal place of employment by more than 50 miles, provided such relocation results in a material change in the Executive's principal place of employment relative to the Executive's principal place of residence.
In order for a termination by the Executive to constitute a termination for Good Reason, (1) the Executive must notify the Company of the circumstances claimed to constitute Good Reason in writing not later than the 60th day after such circumstance has arisen or occurred, (2) the Company must not have cured such circumstances within 30 days after receipt of the notice and (3) the Executive must actually terminate employment within 30 days after the expiration of such cure period.
j. “Termination Pay” means a payment required to be made by the Company to the Executive pursuant to Section 2(a)(ii).
k. “Third Party Confidants” means the Company’s customers, suppliers, licensors, and other business relations.
2.    Severance Benefits.
a.Involuntary or Constructive Termination. In the event that the Executive’s employment with the Company or its successor is terminated (x) by the Company or its successor without Cause or (y) by the Executive for Good Reason, the Executive shall be entitled to the following payments and other benefits (subject to reduction by the Company, in its sole discretion, in accordance with Section 3):
i. The Company shall pay to the Executive a cash payment in an amount equal to the sum of (A) the Executive’s earned and unpaid base salary and accrued and unused vacation as of his or her date of termination of employment, as required by law, plus (B) his or her earned and unpaid bonus, if any, for the Company’s prior fiscal year, plus (C) an amount equal to the greater of the following, paid on a pro rata basis for the portion of the year between July 1 and the date of the Executive’s termination of employment: (x) Executive’s target level bonus (based on the number of days employed during the fiscal year prior to such termination), or (y) the actual bonus to which the Executive would be entitled in the year of employment termination, if calculable at the date of termination, plus (D) reimbursement for all unreimbursed expenses reasonably and necessarily incurred by the Executive (in accordance with Company policy). This amount shall be paid within five (5) business days after the date of the Executive’s termination of employment.
ii. If the termination of employment occurs within 12 months following a Change in Control, the Company shall pay to the Executive within 74 days after the date of termination, subject to Section 2(d) hereof, Termination Pay consisting of a cash lump sum payment in an amount equal to the sum of the following:
a._____ times the Executive's Annual Pay.
b.An amount equal to the Company-paid portion of the cost of coverage under the Company’s group health, dental plans for a twenty-four month period based on the Company’s plans, the portion of the cost paid by active employees, and the Executive’s elected coverages, all as in effect at the time of the Executive’s termination of employment.
b.    Treatment of Equity Awards In a Termination Covered by Paragraph 2(a). All of the Executive’s outstanding equity awards issued under the Company’s 2015 Omnibus Incentive Plan, as amended, or other similar incentive plan shall be governed by the terms and conditions of the plan and the applicable award agreements issued to the Executive thereunder.
c.    No Duplication; Other Severance Pay. There shall be no duplication of severance pay in any manner. In this regard, the Executive shall not be entitled to Termination Pay hereunder for more than one position with the Company and its Affiliates. If the Executive is entitled to any notice or payment in lieu of any notice of termination of employment required by Federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the severance compensation to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment in lieu of notice. The Executive shall not be entitled to any severance or termination payments (but excluding retirement and similar benefits) under any other plan, program, arrangement or agreement (other than any stock award or stock option agreements) with the Company or any of its Affiliates. Except as set forth in the immediately preceding sentence, the foregoing payments and benefits shall be in addition to and not in lieu of any payments or benefits to which the Executive and his or her dependents may otherwise be entitled under the Company’s compensation and employee benefit plans. Nothing herein shall be deemed to restrict the right of the Company to amend or terminate any such plan in a manner generally applicable to similarly situated active employees of the Company and its Affiliates, in which event the Executive shall be entitled to participate on the same basis (including payment of applicable contributions) as similarly situated active executives of the Company and its Affiliates.
d.    Mutual Release. Termination Pay shall be conditioned upon the execution by the Executive and the Company (or its successor) of a valid mutual release in the form provided by the Company, by the deadline set by the Company and pursuant to which the Executive shall release the Company, to the maximum extent permitted by law, from any and all claims the Executive may have against the Company that relate to or arise out of the employment or termination of employment of the Executive, except such claims arising under this Agreement (the “Release”). The Company will set a deadline for return of the Release that will be no later than 30 days following the Executive’s termination date and will provide the Release to the Executive at least 21 days before the deadline set for its return. The full amount of Termination Pay shall be paid in a lump sum in cash to the Executive within 74 days after the date of the Executive’s termination of employment if and only if the Executive has properly executed, delivered to the Company, and not revoked the Release. The Release does not limit any obligation that arises after the date of such Release, such as Executive’s post-termination restrictive covenants under this Agreement, any employment agreement or any other agreement with the Company.
e.     No Duty to Mitigate Benefits. The Executive shall not be required to mitigate the amount of any benefits to be paid by Company pursuant to this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefits provided for in this Agreement be reduced by any compensation earned by the Executive as the result of employment by another employer after termination of employment with Company.
f.    Termination by Executive’s Death or Disability. In the event that the Executive’s employment is terminated because of the Executive’s death or Disability, the Executive (or the Executive’s estate) will be entitled to the amounts set forth in Section 2(a)(i).
g.    Termination for Cause or by Executive’s Voluntary Resignation (not for Good Reason). In the event that the Executive’s employment is terminated for Cause or the Executive voluntarily resigns his or her position with the Company (other than for Good Reason), the Executive shall be entitled to: (A) the Executive’s earned and unpaid base salary and accrued and unused vacation as of his or her date of termination of employment, as required by law, plus (B) reimbursement for all unreimbursed expenses reasonably and necessarily incurred by the Executive (in accordance with Company policy).
3.    Excise Taxes.
a.If the Company’s Consulting Firm (defined below) determines that (i) the termination benefits payable to the Executive pursuant to this Agreement would subject the Executive to an excise tax under Section 4999 of the Code, and (ii) the net amount that the Executive would realize from such benefits on an after-tax basis (after taking into account all federal, state and local income and other taxes payable by the Executive and the amount of any excise tax payable by the Executive under Section 4999 of the Code) would be greater if the benefits payable hereunder were limited, then the termination benefits payable hereunder shall be reduced in the manner determined by the Consulting Firm to the extent and only to the extent that such reduction would result in a greater after-tax benefit for the Executive than if the termination benefits were not reduced. For this purpose, the Executive shall be deemed to be in the highest marginal rate of federal, state, and local taxes. Any reduction in the amount of termination benefits payable hereunder shall be debited first from the amounts payable under Section 2(a)(ii) and then under any equity awards that vested or became payable under the Company’s 2015 Omnibus Incentive Plan (or any successor thereto), with any amounts that are payable later in time under such awards reduced before payments to be made sooner in time; provided, however, that in no event shall such reduction be effected through a delay in the timing of any payment that is subject to Code Section 409A (or that would become subject to Code Section 409A as a result of such delay).
b.All determinations required to be made under this Section 3, including any reductions to Termination Payments required by Section 3(a), and the assumptions to be utilized in arriving at such determinations, shall be made by such certified public accounting firm in the business of performing such calculations as may be designated by the Company prior to the date of the Change in Control and reasonably acceptable to the Executive (the “Consulting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive. All fees and expenses of the Consulting Firm shall be borne solely by the Company. For purposes of all present value determinations required to be made under this Section 3, the Company and the Executive elect to use the applicable federal rate that is in effect on the Effective Date pursuant to Treasury Regulations Section 1-280G, Q&A-32.
4.    Protection of Confidential Information.
a.    The Executive’s employment by the Company creates a relationship of confidence and trust between the Executive and the Company. The Company has a proprietary interest in documents and information applicable to its business or to the business of its Third Party Confidants which may be made known to the Executive during the period of the Executive’s employment. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the marketplace. The Executive understands and acknowledges that, as a result of these efforts, the Company has created and uses, and continues to create and use, Confidential Information as well as possess Confidential Information of Third Party Confidants pursuant to strict contractual obligations to maintain that confidentiality. The Company’s Confidential Information provides the Company with a competitive advantage over other competitors the marketplace. The Executive acknowledges that the Company has taken appropriate measures to protect its Confidential Information, which constitutes valuable, special, and unique property of the Company that is not otherwise available to the general public. The Executive acknowledges that all Confidential Information, whether developed by the Executive or otherwise coming into his or her possession, shall remain the exclusive property of the Company or its Third Party Confidants.
b.    Notwithstanding any other provision of this Agreement, unless the Executive shall first secure the Company’s written consent, and except for authorized use in performance of the Executive’s duties on behalf of and for the benefit of the Company, the Executive shall not disclose to any others, or use, at any time, in any way, or anywhere, either during or subsequent to employment with the Company, any trade secret or other Confidential Information (of either technical or non-technical nature) of the Company or a Third Party Confidant. The Executive shall promptly notify the Company of any Confidential Information improperly disclosed. Notwithstanding the forgoing, the Executive will not be criminally or civilly liable under a federal or state trade secret law for disclosure of a trade secret (1) in confidence to a government official directly or indirectly, or to an attorney, and for the purpose of reporting or investigating a suspected law violation, or (2) in a complaint or document filed in a lawsuit or other proceeding if filed under seal.
c.    The Executive understands and acknowledges that his or her obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after he/she begins employment by the Company) and shall continue during and after his or her employment by the Company until such time as such Confidential

Information has become public knowledge other than as a result of the Executive’s breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.
d.    The Executive hereby expressly agrees that the covenants in this Section 4 shall be binding upon the Executive’s heirs, successors and legal representatives.
Upon (i) voluntary or involuntary termination of the Executive’s employment or (ii) the Company’s request at any time during the Executive’s employment, the Executive shall (A) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, Company credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his or her employment by the Company, and (B) delete or destroy all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in the Executive’s possession or control.
5.    Restrictive Covenants
a.General. The Executive, during and following termination of employment with the Company (for any reason), shall not directly or indirectly, individually, in partnership or through a corporation, limited liability company or other entity, as employee, agent, proprietor, manager, executive, shareholder, or consultant, compete with the Company or assist others to so compete; nor will the Executive, without the written consent of the Company, directly or indirectly solicit, entice, persuade, or induce any person or entity which has a business relationship with the Company to direct or transfer away any business, patronage, or source of supply from the Company. Except as otherwise stated in this Agreement, this noncompetition covenant shall be limited to: (i) a period of 12 months following the termination of Executive’s employment with the Company (for any reason) (the “Restrictive Period”); and (ii) competition by Executive on behalf of direct competitors of the Company. This Section 5 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by law, regulation or order. Executive shall promptly provide written notice of any such order to the Company.
b.Non-Solicitation of Customers. The Executive agrees that during Executive’s employment and during the Restrictive Period, the Executive will not, by influencing or attempting to influence previously existing customers, or otherwise, either directly or indirectly, divert or attempt to divert from the Company, any business the Company had enjoyed or solicited anywhere during the past 12 months, or in connection with which the Executive worked during the last 12 months of the Executive’s employment.
c.Non-Solicit and Non-Hire of Employees. The Executive agrees that during Executive’s employment and during the Restrictive Period, the Executive shall not, directly or indirectly, approach or solicit any employee of the Company or any individual employed by the Company in the prior six months, with a view to hiring such employee for any other entity or persuading such employee to leave the employment of the Company, or directly or indirectly, hire such employee, unless the Company specifically consents in writing.
d.Formation of Competitive Business Prohibited. The Executive agrees that during Executive’s employment, Executive will not (i) undertake any planning for or organization of any business activity competitive with the Company’s business, or (ii) combine or conspire with other employees of the Company for the purpose of organizing any such competitive business activity.
e.Enforcement. The Executive acknowledges that the restrictions contained in Sections 4 and 5, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate business interests of the Company and that any violation of Sections 4 or 5 would result in irreparable injury to the Company for which money damages alone would not provide an adequate remedy, and the Executive’s observance of these restrictions will not cause the Executive any undue hardship nor unreasonably interfere with Executive’s ability to earn a livelihood. In the event of a breach or a threatened breach by the Executive of Section 4 or 5, the Company shall be entitled to an injunction restraining the Executive from the commission of such breach, and to recover its attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages. The covenants and disclosures in Sections 4 and 5 will be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, will not constitute a defense to the enforcement by the Company of such covenants and agreements. In addition, while the duration of the Executive’s restrictions will be determined generally in accordance with their respective provisions, if the Executive violates any of the restrictions, the Executive agrees to an extension of such restrictions on the same terms and conditions for an additional period of time equal to the time that elapses from the commencement of such violation to the later of (a) the termination of such violation or (b) the final resolution of any litigation (including any appeal) stemming from such violation.
6.    Additional Covenants by the Executive.
a.    Nondisparagement. The Executive and the Company agree that, whether or not the Executive remains employed by the Company, neither the Executive nor the Company will make or authorize any public statement, whether orally or in writing, that disparages the other party hereto with respect to such other party’s business interests or practices; provided, that neither party shall be restricted in connection with statements made in context of any litigation, arbitration or similar proceeding involving the other party hereto.
b.    Extent of Restrictions. The Executive acknowledges that he or she has given careful consideration to the restraints imposed by this Section 6 and he or she fully agrees that the restrictions contained in this Section 6 correctly set forth the understanding of the parties at the time this Agreement is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. In the event of any such violation, the Company shall be entitled, in addition to any other remedy, to preliminary or permanent injunctive relief. If any court or arbitrator having jurisdiction shall find that any part of the restrictions set forth in this Agreement are unreasonable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court and/or arbitrator shall find reasonable.
c.    Effect on Prior Covenants. The provisions of this Section 6 are not intended to override, supersede, reduce, modify or affect in any manner any other agreement between the Executive, the Company or any of its Affiliates, including any confidentiality, nondisclosure, noncompetition, or nondisparagement agreement between the Executive, the Company or any of its Affiliates. Any such covenant or agreement shall remain in full force and effect in accordance with its terms. The Company will be entitled to injunctive and other relief to prevent or enjoin any violation of the provisions of this Agreement.
d.    Protected Rights. Notwithstanding anything to the contrary in this Agreement, the Executive understands that nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agencies.
e.    Acknowledgement. The Executive acknowledges that (i) this Agreement is executed for the protection of trade secrets under Ohio law, and is intended to protect the Confidential Information of the Company, and (ii) the Executive is an executive or management personnel within the meaning of the applicable state law.
7.    Proprietary Rights.
a.The Executive acknowledges and agrees that all writings, works of authorship, technology, inventions, discoveries, ideas and other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived or reduced to practice by the Executive individually or jointly with others during the period of the Executive’s employment by the Company and relating in any way to the business or contemplated business, research or development of the Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same) and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefore, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.
b.For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.
c.The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. Section 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.
d.During and after the Executive’s employment with the Company, the Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect and transfer to the Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity, death, or Disability.
e.The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to the Executive by the Company.
8.    Security and Access. Executive agrees and covenants (i) to comply with all Company security policies and procedures as in force from time to time including without limitation those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources and communication technologies (“Facilities Information Technology and Access Resources”); (ii) not to access or use any Facilities and Information Technology Resources except as authorized by the Company; and (iii) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event the Executive learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction or reverse engineering of, or tampering with any Facilities and Information Technology Access Resources or other Company property or materials by others.
9.    Publicity. The Executive hereby irrevocably consents to any and all uses and displays, by the Company and its agents, representatives and licensees, of the Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during or after the period of the Executive’s employment by the Company, for all legitimate commercial and business purposes of the Company (“Permitted Uses”) without further consent from or royalty, payment or other compensation to the Executive. The Executive hereby forever waives and releases the Company and its directors, officers, employees and agents from any and all claims, actions, damages, losses, costs, expenses and liability of any kind, arising under any legal or equitable theory whatsoever at any time during or after the period of the Executive’s employment by the Company, arising directly or indirectly from the Company’s and its agents’, representatives’ and licensees’ exercise of their rights in connection with any Permitted Uses.
10.    Tax Withholding. All payments to the Executive under this Agreement will be subject to the withholding of all applicable employment and income taxes.
11.    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
12.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. This Agreement is personal to the Executive and may not be assigned by him otherwise than by will or the laws of descent and distribution.
13.    Entire Agreement. By executing this Agreement, the Executive agrees that any and all agreements executed between the Company (or any subsidiary of the Company or any predecessor of the Company or any subsidiary of the Company) and the Executive prior to the date hereof regarding benefits resulting from a Change in Control are hereby nullified and cancelled in their entirety, and this Agreement shall substitute for and fully replace any such prior agreements. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any manner except by a written instrument signed by both the Company and the Executive. Notwithstanding the foregoing, nothing in this Agreement adversely modifies or affects the terms of any written or electronic agreement entered into by the Company and the Executive setting forth the terms and provisions applicable to any equity-based incentive award granted to the Executive pursuant to any equity plan sponsored or maintained by the Company.
14.    Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. The payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). If the terms or operation of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Executive’s “termination of employment,” such term shall be deemed to refer to the Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if the Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of the Executive’s separation from service, then to the extent any amount payable to the Executive (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon the Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of the Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the Executive's separation from service and (b) the date of the Executive’s death. Any reimbursement or advancement payable to the Executive pursuant to this Agreement or otherwise shall be conditioned on the submission by the Executive of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement or otherwise shall not be subject to liquidation or exchange for any other benefit.
15.    Notices. Any notice required under this Agreement shall be in writing and shall be delivered by certified mail return receipt requested to each of the parties as follows:
To the Executive:
At the most recent address on the payroll records of the Company.
To the Company:
Lancaster Colony Corporation
380 Polaris Parkway, Suite 400
Westerville, Ohio 43082
Attn.: General Counsel (or, if from the General Counsel, the Chief Executive Officer)
Tel.: 614-224-7141
Fax: 614-469-8219
16.    Governing Law and Jurisdiction. The provisions of this Agreement shall be construed in accordance with the laws of the State of Ohio, except to the extent preempted by ERISA or other federal laws, as applicable, without reference to the conflicts of laws provisions thereof. In the event of a dispute between the Parties relating to the enforcement of this Agreement, the Parties agree that the Southern District of Ohio, Eastern Division, shall have jurisdiction over the Parties and the litigation and that venue shall lie solely therein.
17.    Recoupment. Any and all benefits payable hereunder shall be subject to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any other law of similar effect for recovery of incentive-based compensation previously paid, the rules and regulations of the United States Securities and Exchange Commission thereunder, and any clawback, forfeiture, or recoupment policies adopted by the Company thereunder, whether or not such policies are approved before or after the Effective Date.
18.    Disputes. If the Executive claims entitlement to Termination Pay pursuant to Section 2(a)(ii) and a dispute arises regarding a termination of the Executive’s employment with the Company or the interpretation or enforcement of this Agreement, and the Executive obtains a final judgment in the Executive’s favor by a court of competent jurisdiction or the Executive’s claim is settled by the Company prior to the rendering of a judgment by such a court, all reasonable legal fees and expenses incurred by the Executive in contesting or disputing any such termination or seeking to obtain or enforce any right, compensation, or benefit provided for in this Agreement, or in otherwise pursuing the Executive’s claim, shall be paid by the Company to the fullest extent permitted by law.
19.    Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto.
20.    Other Agreements. This Agreement does not supersede or affect in any way, nor is it affected in any way by, any other existing agreement, written or oral, between the Company and the Executive. Further, no future agreement between the Company and the Executive shall supersede or affect this Agreement, nor shall this Agreement affect such future agreement, unless such future agreement specifically so provides by reference to this Agreement as being superseded and is executed by both the Company and the Executive.
IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date and year first above written.

Lancaster Colony Corporation

[_____________________]
[_____________________]

Executive

[_____________________]